EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-118260, 333-104083, 333-55820, 333-31636 and 333-52661) of Mettler-Toledo International Inc. of our report dated February 20, 2006 relating to the financial statements and financial statement schedules as of December 31, 2005 and for the year then ended and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Columbus, OH
February 20, 2006